Exhibit 99.1

FOR IMMEDIATE RELEASE

ROYAL CARIBBEAN GROUP REPORTS 2022 RESULTS AND PROVIDES FORWARD GUIDANCE

MIAMI – February 7, 2023 – Royal Caribbean Group (NYSE: RCL) today reported fourth quarter 2022 Loss per Share of $(1.96) and Adjusted Loss per Share of $(1.12). These results exceeded the company's guidance due to better pricing on close-in demand, strong onboard spend, favorable timing of operating costs, and lower interest expense.

“2022 was a pivotal year as we successfully returned our business to full operations and delivered memorable vacation experiences to 6 million guests," said Jason Liberty, president and chief executive officer, Royal Caribbean Group. "We also returned to positive Adjusted EBITDA and Operating Cash Flow by consistently growing revenue and controlling costs. Our teams have worked tirelessly to deliver the best vacation experiences, responsibly, and we are grateful for their extraordinary efforts.”

“We are experiencing a record-breaking WAVE season, resulting in a booked position approaching previous record highs and at higher prices. This, along with the normalization of our booking window, provides the visibility for us to provide annual guidance, which is in line with our Trifecta program," added Liberty. "The combination of our industry-leading global brands, most innovative fleet, nimble sourcing and our continued focus on profitability positions us well to deliver record yields and Adjusted EBITDA in 2023."

Financial Highlights & Outlook
Fourth Quarter 2022:
•Load Factors were in line with guidance at 95%, with Caribbean sailings reaching 100%, and holiday sailings close to 110%.
•Total revenues per passenger cruise day were up 3.5% as-reported and 4.5% in Constant Currency, compared to the fourth quarter of 2019.
•Total revenues were $2.6 billion, Net Loss was $(500.2) million or $(1.96) per share, Adjusted Net Loss was $(284.9) million or $(1.12) per share, and Adjusted EBITDA was $409.3 million.

Full Year 2022:
•Load Factors were 85% overall, full fleet back in operation since June of 2022.
•Total revenues were $8.8 billion, Net Loss was $(2.2) billion or $(8.45) per share, Adjusted Net Loss was $(1.9) billion or $(7.50) per share, and Adjusted EBITDA was $711.6 million.

Full Year 2023 Outlook:
•The company is experiencing a record-breaking WAVE season, driven by strong demand. The seven biggest booking weeks in the company's history have occurred since the last earnings call in November 2022.
•2023 cumulative booked position remains well within historical ranges for all quarters and at record rates. North America based itineraries are booked in line with 2019 for the full year, and ahead for the second quarter through the fourth quarter.
•Net Yields are expected to increase 2.5% to 4.5% in both as-reported and in Constant Currency versus 2019. Net Yields are expected to ramp up as load factors reach historical levels by late spring.
•The company continues to successfully manage costs in a complicated environment with Net Cruise Costs (NCC), excluding Fuel, per APCD expected to increase 4.5% to 5.5% as-reported and 4.75% to 5.75% in Constant Currency compared to 2019, a three-year old benchmark, and include approximately 210 basis points from lingering transitional costs (e.g. crew movement) and additional structural costs (e.g. full-year operations of Perfect Day at CocoCay and the new Galveston terminal).
•The company expects to exceed prior record Adjusted EBITDA, achieved in 2019.
•The company expects Adjusted Earnings per Share in the range of $3.00 to $3.60.

First Quarter 2023 Outlook:
•Net Yields are expected to increase 0.5% to 1.5% as-reported and 1% to 2% in Constant Currency compared to 2019, with load factors reaching 100% and total revenues per passenger cruise day up in the mid-to-high single digit range in both as-reported and Constant Currency compared to 2019.
•NCC, excluding Fuel, per APCD is expected to increase approximately 8.3% as-reported and approximately 8.5% in Constant Currency, compared to 2019, including 320 basis points of lagging transitional costs, additional structural costs, and timing of expenses.
•Adjusted Loss per Share is expected to be in the range of $(0.65) – $(0.85).

Fourth Quarter 2022 Results
The company reported Net Loss for the fourth quarter of 2022 of $(0.5) billion or $(1.96) per share compared to Net Loss of $(1.4) billion or $(5.33) per share for the same period in the prior year. Adjusted Net Loss was $(0.3) billion or $(1.12) per share for the fourth quarter of 2022 compared to Adjusted Net Loss of $(1.2) billion or $(4.78) per share for the same period in the prior year.

Fourth quarter Load Factors were in line with guidance at 95%, with Caribbean sailings reaching 100%. Total revenues per passenger cruise day were up 3.5% as-reported and 4.5% in Constant Currency versus the fourth quarter of 2019 due to strong pricing on close-in demand and continued strength in onboard revenues.

Gross Cruise Costs per APCD increased 4.9% as-reported and 5.8% in Constant Currency, compared to the fourth quarter of 2019. NCC, excluding Fuel, per APCD increased 3.9% as-reported and 4.7% in Constant Currency, compared to the fourth quarter of 2019. Gross Cruise Costs per APCD and NCC, excluding Fuel, per APCD for the fourth quarter included $1.23 per APCD related to health protocols and one-time lagging costs related to fleet ramp up. The Group expects transitory costs related to health protocols and ramp up of operations to be largely gone in 2023 as the majority of crew have returned and protocols have eased. In the fourth quarter, the company continued to benefit from multiple actions taken to reshape its cost structure and to help partially offset inflationary and supply chain challenges.

"Fourth quarter results reflect the continued strong demand for our vacation experiences and our teams' ability to manage costs in a complicated environment while staying focused on delivering the best vacation experiences expected by our guests," said Naftali Holtz, chief financial officer, Royal Caribbean Group. "The benefit from multiple actions we have taken during the last few years to improve margins continue to yield results, as we focus on executing our proven formula of moderate yield growth and strong cost controls."

The company recorded a loss contingency of $130 million in the fourth quarter related to a Helms-Burton Act claim which the company continues to vigorously defend.

Full Year 2022 Results
For the full year, the company reported Net Loss of $(2.2) billion or $(8.45) per share compared to Net Loss of $(5.3) billion or $(20.89) per share in the prior year. The company also reported Adjusted Net Loss of $(1.9) billion or $(7.50) per share for the full year 2022 compared to Adjusted Net Loss of $(4.8) billion or $(19.19) per share in the prior year.

Update on Bookings
The company is very encouraged about the demand environment for 2023. Booking volumes in the fourth quarter were significantly higher than the corresponding period in 2019, culminating in record booking weeks for the Group for both Black Friday and

Cyber Monday. Momentum continues into early 2023 and the company is experiencing a record-breaking WAVE season. Overall, the seven biggest booking weeks in the company's history have occurred since the middle of November 2022, including the first five weeks of WAVE. The booking window has continued to move back to normal, providing further confidence in forward looking business, as guests plan for the future. Consumer spending onboard and pre-cruise purchases continue to exceed prior years driven by greater participation at higher prices, indicating quality and healthy future demand.

The cumulative booked position remains well within historical ranges at record rates and has improved significantly since November. North America sailings, many of which visit Perfect Day at CocoCay, are leading the way and are booked in line with record 2019 levels for the full year and ahead for the second quarter through the fourth quarter. Bookings for European itineraries have been accelerating during WAVE and are now higher than 2019.

“Leisure travel strength continues as consumer spend is shifting towards experiences, with cruising remaining an attractive value proposition," said Liberty. "The quality demand trends further exhibit the strength of our brands and the growing propensity to cruise."

As of December 31, 2022, the Group’s customer deposit balance was at a record $4.2 billion.

Fuel Expense
Bunker pricing, net of hedging, for the fourth quarter was $694 per metric ton and consumption was 422,000 metric tons.

The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts.  Based on today's fuel prices, the company has included $294 million of fuel expense in its first quarter guidance at a forecasted consumption of 412,500 which is 57% hedged via swaps. Forecasted consumption is 55% hedged via swaps for full year 2023 and is 10% hedged via swaps for 2024. The annual average cost per metric ton of the hedge portfolio is approximately $583 for 2023 and $826 for 2024. The higher average hedged cost in 2024 is driven primarily by the hedged fuel mix, with 2024 currently hedged with Marine Gas Oil ("MGO") swaps, while 2023 is hedged fairly evenly between MGO and Intermediate Fuel Oil ("IFO") swaps.

The company provided the following guidance for the first quarter and full year 2023:

FUEL STATISTICS	First Quarter 2023	Full Year 2023
Fuel Consumption (metric tons)	412,500	1,654,000
Fuel Expenses	Approx. $294 million	Approx. $1,141 million
Percent Hedged (fwd. consumption)	57.0%	55.0%

GUIDANCE	As-Reported	Constant Currency
First Quarter 2023
Net Yields vs. 2019	0.5% to 1.5%	1% to 2%
Net Cruise Costs per APCD vs. 2019	Approx. 14.7%	Approx. 14.9%
Net Cruise Costs per APCD ex. Fuel vs. 2019	Approx. 8.3%	Approx. 8.5%
Full Year 2023
Net Yields vs. 2019	2.5% to 4.5%	2.5% to 4.5%
Net Cruise Costs per APCD vs. 2019	9.7% to 10.7%	9.8% to 10.8%
Net Cruise Costs per APCD ex. Fuel vs. 2019	4.5% to 5.5%	4.75% to 5.75%

GUIDANCE	First Quarter 2023	Full Year 2023
APCDs	11.2 million	47 million
Capacity change vs. 2019	14.0%	14.0%
Depreciation and amortization	Approx. $360 million	$1,470 to $1,490 million
Net Interest, excluding loss on extinguishment of debt	$330 to $340 million	$1,310 to $1,350 million
Adjusted EPS	$(0.65) to $(0.85)	$3.00 to $3.60

SENSITIVITY	First Quarter 2023	Full Year 2023
1% Change in Currency	$3 million	$15 million
1% Change in Net Yields	$22 million	$102 million
1% Change in NCC excluding Fuel	$14 million	$55 million
100 basis pt. Change in LIBOR/SOFR	$5 million	$34 million
10% Change in Fuel prices	$29 million	$114 million

Exchange rates used in guidance calculations
GBP	$1.23
AUD	$0.71
CAD	$0.75
EUR	$1.09

Liquidity and Financing Arrangements

As of December 31, 2022, the Group’s liquidity position was $2.9 billion, which includes cash and cash equivalents, undrawn revolving credit facility capacity, and a $700 million commitment for a 364-day term loan facility.

During the fourth quarter, the company repaid $0.6 billion of debt maturities and closed on the refinancing of $2.0 billion of secured and guaranteed debt previously due June 2023. Additionally, in January 2023, the company extended $2.3 billion of its existing revolving credit facility commitment to April 2025.

The company noted that as of December 31, 2022, and taking into effect the extension of the credit facilities, the scheduled debt maturities for 2023, 2024, 2025 and 2026 were $2.1 billion, $2.6 billion, $5.7 billion and $2.8 billion, respectively. Approximately 75% of the company's debt is tied to fixed interest rates.

Capital Expenditures and Capacity Guidance
Capital expenditures for the full-year 2023 are expected to be approximately $4.1 billion, based on current foreign exchange rates and are predominantly related to the company's new ship order book. The company expects to take delivery of three new ships in 2023 including Icon of the Seas, Celebrity Ascent and Silver Nova. All ship orders have committed financing in place. Non-new ship related capital expenditures are expected to be $0.5 billion. Capacity changes for 2023 are expected to be 14% compared to 2019. Capacity changes for 2024, 2025, and 2026 are expected to be 10%, 5%, and 6%, respectively. These figures do not include potential ship sales or additions that the company may elect in the future.

Conference call scheduled
The company has scheduled a conference call at 10 a.m. Eastern Time today. This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Definitions
Selected Operational and Financial Metrics

Adjusted EBITDA is a non-GAAP measure that represents EBITDA (as defined below) excluding certain items that we believe adjusting for is meaningful when assessing our profitability on a comparative basis. For the 2022 and 2021 periods, these items included (i) other expenses, which includes the estimate of amounts payable in connection with ongoing Havana Docks litigation recorded in 2022; (ii) impairment and credit losses; (iii) restructuring charges and other initiative expenses; (iv) equity investment asset impairments; (v) net insurance recoveries related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas; (vi) Pullmantur reorganization settlement; and (vii) the net gain recognized in 2021 in relation to the sale of the Azamara brand.

Adjusted Net Income (Loss) is a non-GAAP measure that represents net income (loss) excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the 2022 and 2021 periods presented, these items included (i) gain or loss on the extinguishment of debt; (ii) the amortization of non-cash debt discount on our convertible notes; (iii) the estimated cash refunds expected to be paid to Pullmantur guests as part of the Pullmantur S.A. reorganization in 2020; (iv) impairment and credit losses; (v) equity investment asset impairments; (vi) net insurance recoveries related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas; (vii) restructuring charges and other initiative expenses; (viii) the amortization of the Silversea Cruises intangible assets resulting from the Silversea Cruises acquisition in 2018; (ix) the net gain recognized in 2021 in relation to the sale of the Azamara brand; (x) the net loss recognized in the fourth quarter of 2021 related to the elimination of the three-month reporting lag for Silversea Cruises; and (xi) the estimated amounts that may be payable in relation to the ongoing Havana Docks litigation.

Adjusted Earnings (Loss) per Share ("Adjusted EPS") is a non-GAAP measure that represents Adjusted Net Income (Loss) (as defined below) divided by weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Available Passenger Cruise Days (“APCD”) is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period, which excludes canceled cruise days and cabins not available for sale. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Constant Currency is a significant measure for our revenues and expenses, which are denominated in currencies other than the U.S. Dollar. Because our reporting currency is the U.S. Dollar, the value of these revenues and expenses in U.S. Dollar will be affected by changes in currency exchange rates. Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element. For this reason, we also monitor our revenues and expenses in "Constant Currency" - i.e., as if the current period's currency exchange rates had remained constant with the comparable prior period's rates. For the 2022 periods presented, we calculate "Constant Currency" by applying the average 2019 or Q3 2022 period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods. We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods. It should be emphasized that the use of Constant Currency is primarily used by us for comparing short-term changes and/or projections. Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

EBITDA is a non-GAAP measure that represents net income (loss) excluding (i) interest income; (ii) interest expense, net of interest capitalized; (iii) depreciation and amortization expenses; and (iv) income tax benefit or expense. We believe that this non-GAAP measure is meaningful when assessing our operating performance on a comparative basis.

Occupancy ("Load Factor"), in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days (as defined below) by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Net Cruise Costs (“NCC”) and NCC excluding Fuel are non-GAAP measures that represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs excluding Fuel, fuel expenses. For the 2022 and 2019 periods presented, Net Cruise Costs and Net Cruise Costs excluding Fuel exclude (i) restructuring charges and other initiative expenses; (ii) the transaction and integration costs related to the Silversea Cruises acquisition; and (iii) the costs, net of insurance recoveries, related to the Grand Bahama drydock structure incident involving Oasis of the Seas. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net

Cruise Costs excluding Fuel to be the most relevant indicators of our performance.

Gross Margin Yield represent Gross Margin per APCD.

Adjusted Gross Margin represent Gross Margin, adjusted for payroll and related, fuel, food, other operating expenses, and depreciation and amortization. Gross Margin is calculated pursuant to GAAP as total revenues less total cruise operating expenses, and depreciation and amortization.

Net Yields represent Adjusted Gross Margin per APCD. We utilize Adjusted Gross Margin and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses, and onboard and other expenses.

For additional information see “Adjusted Measures of Financial Performance” below.

About Royal Caribbean Group
Royal Caribbean Group (NYSE: RCL) is one of the leading cruise companies in the world with a global fleet of 64 ships traveling to approximately 1,000 destinations around the world. Royal Caribbean Group is the owner and operator of three award winning cruise brands: Royal Caribbean International, Celebrity Cruises, and Silversea Cruises and it is also a 50% owner of a joint venture that operates TUI Cruises and Hapag-Lloyd Cruises. Together, the brands have an additional 10 ships on order as of December 31, 2022. Learn more at www.royalcaribbeangroup.com or www.rclinvestor.com.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited, to: statements regarding revenues, costs and financial results for 2023 and beyond, and expectations regarding credit profile. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” “considering,” and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to, the following: the impact of contagious illnesses on economic conditions and the travel industry in general and the financial position and operating results of our Company in particular, such as: governmental and self-imposed travel restrictions and guest cancellations; our ability to obtain sufficient financing, capital or revenues to satisfy liquidity needs, capital expenditures, debt repayments and other financing needs; the effectiveness of the actions we have taken to improve and address our liquidity needs; the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; concerns over safety, health and security of guests and crew; further impairments of our goodwill, long-lived assets, equity investments and notes receivable; an inability to source our crew or our provisions and supplies from certain places; an increase in concern about the risk of illness on our ships or when travelling to or from our ships, all of which reduces demand; unavailability of ports of call; growing anti-tourism sentiments and environmental concerns; changes in U.S. foreign travel policy; the uncertainties of conducting business internationally and expanding into new markets and new ventures; our ability to recruit, develop and retain high quality personnel; changes in operating and financing costs; our indebtedness, any additional indebtedness we may incur and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business; the impact of foreign currency exchange rates, the impact of higher interest rate and food and fuel prices; the settlement of conversions of our convertible notes, if any, in shares of our common stock or a combination of cash and shares of our common stock, which may result in substantial dilution for our existing shareholders; our expectation that we will not declare or pay dividends on our common stock for the near future; vacation industry competition and changes in industry capacity and overcapacity; the risks and costs related to cyber security attacks, data breaches, protecting our systems and maintaining integrity and security of our business information, as well as personal data of our guests, employees and others; the impact of new or changing legislation and regulations (including environmental regulations) or governmental orders on our business; pending or threatened litigation, investigations and enforcement actions; the effects of weather, natural disasters and seasonality on our business; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; the unavailability or cost of air service; and uncertainties of a foreign legal system as we are not incorporated in the United States.
More information about factors that could affect our operating results is included under the caption “Risk Factors” in our most recent quarterly report on Form 10-Q, as well as our other filings with the SEC, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or U.S. GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding U.S. GAAP measures.

A reconciliation to the most comparable U.S. GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release. We have not provided a quantitative reconciliation of the projected non-GAAP financial measures to the most comparable GAAP financial measures because preparation of meaningful U.S. GAAP projections would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs. In addition, we are unable to determine the future impact of non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with U.S. GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(unaudited)		(unaudited)

Passenger ticket revenues	$1,702,457	$617,393	$5,793,492	$941,175
Onboard and other revenues	901,535	364,854	3,047,048	590,958
Total revenues	2,603,992	982,247	8,840,540	1,532,133
Cruise operating expenses:
Commissions, transportation and other	392,752	134,645	1,357,008	207,562
Onboard and other	146,329	61,164	596,554	116,946
Payroll and related	306,673	307,838	1,287,801	838,088
Food	202,763	89,771	653,139	164,389
Fuel	292,694	166,264	1,072,567	385,322
Other operating	441,231	375,822	1,647,267	945,205
Total cruise operating expenses	1,782,442	1,135,504	6,614,336	2,657,512
Marketing, selling and administrative expenses	444,358	503,055	1,582,929	1,370,076
Depreciation and amortization expenses	360,595	333,366	1,406,689	1,292,878
Impairment and credit losses	1,146	42,067	562	82,001
Operating Income (Loss)	15,451	(1,031,745)	(763,976)	(3,870,334)
Other income (expense):
Interest income	14,092	3,456	35,857	16,773
Interest expense, net of interest capitalized	(431,610)	(283,767)	(1,364,162)	(1,291,753)
Equity investment income (loss)	26,936	1,575	56,695	(135,469)
Other (expense) income (for 2021, includes a $62.6 million net loss related to the 2021 elimination of the Silversea Cruises reporting lag)	(125,075)	(46,487)	(120,376)	20,284
	(515,657)	(325,223)	(1,391,986)	(1,390,165)
Net Loss	$(500,206)	$(1,356,968)	$(2,155,962)	$(5,260,499)

Loss per Share:
Basic	$(1.96)	$(5.33)	$(8.45)	$(20.89)
Diluted	$(1.96)	$(5.33)	$(8.45)	$(20.89)

Weighted-Average Shares Outstanding:
Basic	255,184	254,792	255,011	251,812
Diluted	255,184	254,792	255,011	251,812

Comprehensive Loss
Net Loss	$(500,206)	$(1,356,968)	$(2,155,962)	$(5,260,499)
Other comprehensive income (loss):
Foreign currency translation adjustments	(21,663)	4,448	10,295	15,703
Change in defined benefit plans	13,923	4,959	48,914	8,707
Gain (loss) on cash flow derivative hedges	157,003	(44,468)	8,462	4,046
Total other comprehensive income (loss)	149,263	(35,061)	67,671	28,456
Comprehensive Loss	$(350,943)	$(1,392,029)	$(2,088,291)	$(5,232,043)

ROYAL CARIBBEAN CRUISES LTD.
STATISTICS
(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2022	2021 (1)	2022	2021 (1)

Passengers Carried	1,746,130	703,177	5,536,335	1,030,403
Passenger Cruise Days	11,052,960	4,031,495	35,051,935	5,802,582
APCD	11,644,086	6,800,363	41,197,650	11,767,441
Occupancy	94.9%	59.3%	85.1%	49.3%

(1) Due to the elimination of the Silversea Cruises three-month reporting lag in October of 2021, we include Silversea Cruises' statistics from October 1 through December 31, 2021 in the quarter ended December 31, 2021, and from October 1, 2020 through June 30, 2021 and October 1 through December 31, 2021 in the year ended December 31, 2021. The year ended December 31, 2021 does not include July, August, and September 2021 statistics as Silversea Cruises' results of operations for those months are included within Other (expense) income in our consolidated statements of comprehensive loss for the quarter and year ended December 31, 2021.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	December 31,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$1,935,005	$2,701,770
Trade and other receivables, net of allowances of $11,612 and $13,411 at December 31, 2022 and December 31, 2021, respectively	531,066	408,067
Inventories	224,016	150,224
Prepaid expenses and other assets	455,836	286,026
Derivative financial instruments	59,083	54,184
Total current assets	3,205,006	3,600,271
Property and equipment, net	27,546,445	25,907,949
Operating lease right-of-use assets	537,559	542,128
Goodwill	809,277	809,383
Other assets, net of allowances of $71,614 and $86,781 at December 31, 2022 and December 31, 2021, respectively	1,678,074	1,398,624
Total assets	$33,776,361	$32,258,355

Liabilities and shareholders' equity
Current liabilities
Current portion of long-term debt	$2,087,711	$2,243,131
Current portion of operating lease liabilities	79,760	68,922
Accounts payable	646,727	545,978
Accrued interest	388,828	251,974
Accrued expenses and other liabilities	1,071,129	887,575
Derivative financial instruments	131,312	127,236
Customer deposits	4,167,997	3,160,867
Total current liabilities	8,573,464	7,285,683
Long-term debt	21,303,480	18,847,209
Long-term operating lease liabilities	523,006	534,726
Other long-term liabilities	507,599	505,181
Total liabilities	30,907,549	27,172,799
Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 283,257,102 and 282,703,246 shares issued, December 31, 2022 and December 31, 2021, respectively)	2,832	2,827
Paid-in capital	7,284,852	7,557,297
(Accumulated deficit) retained earnings	(1,707,429)	302,276
Accumulated other comprehensive loss	(643,214)	(710,885)
Treasury stock (28,018,385 and 27,882,987 common shares at cost, December 31, 2022 and December 31, 2021, respectively)	(2,068,229)	(2,065,959)
Total shareholders' equity	2,868,812	5,085,556
Total liabilities and shareholders’ equity	$33,776,361	$32,258,355

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2022	2021
	(unaudited)
Operating Activities
Net Loss	$(2,155,962)	$(5,260,499)
Adjustments:
Depreciation and amortization	1,406,689	1,292,878
Impairment and credit losses	562	82,001
Net deferred income tax benefit	(21,576)	(42,979)
Loss (gain) on derivative instruments not designated as hedges	99,985	(1,492)
Share-based compensation expense	36,116	63,638
Equity investment (income) loss	(56,695)	135,469
Amortization of debt issuance costs	148,790	125,116
Amortization of debt discounts and premiums	13,978	123,439
Loss on extinguishment of debt	93,810	138,759
Changes in operating assets and liabilities:
Increase in trade and other receivables, net	(234,348)	(181,707)
Increase in inventories	(73,792)	(34,527)
Increase in prepaid expenses and other assets	(153,196)	(152,071)
Increase in accounts payable	74,657	188,518
Increase (decrease) in accrued interest	136,855	(694)
Increase in accrued expenses and other liabilities	215,981	235,446
Increase in customer deposits	1,007,129	1,426,647
Other, net	(57,126)	(15,757)
Net cash provided by (used in) operating activities	481,857	(1,877,815)

Investing Activities
Purchases of property and equipment	(2,710,063)	(2,229,704)
Cash received on settlement of derivative financial instruments	52,550	44,492
Cash paid on settlement of derivative financial instruments	(355,909)	(74,249)
Investments in and loans to unconsolidated affiliates	—	(70,228)
Cash received on loans to unconsolidated affiliates	18,650	31,334
Proceeds from the sale of property and equipment and other assets	421	176,039
Other, net	6,585	(22,423)
Net cash used in investing activities	(2,987,766)	(2,144,739)

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2022	2021
	(unaudited)
Financing Activities
Debt proceeds	9,787,166	4,467,789
Debt issuance costs	(251,888)	(201,698)
Repayments of debt	(7,728,568)	(2,296,990)
Premium on repayment of debt	(49,367)	(135,372)
Repayments of commercial paper notes	—	(414,570)
Proceeds from common stock issuances	—	1,621,860
Other, net	(16,370)	(442)
Net cash provided by financing activities	1,740,973	3,040,577
Effect of exchange rate changes on cash	(1,829)	(727)
Net (decrease) in cash and cash equivalents	(766,765)	(982,704)
Cash and cash equivalents at beginning of year	2,701,770	3,684,474
Cash and cash equivalents at end of year	$1,935,005	$2,701,770

Supplemental Disclosures
Cash paid during the year for:
Interest, net of amount capitalized	$959,907	$834,245
Non-Cash Investing Activities
Notes receivable issued upon sale of property and equipment and other assets	$—	$16,000
Purchases of property and equipment included in accounts payable and accrued expenses and other liabilities	$33,853	$14,097
Acquisition of property and equipment from assumed debt	$277,000	$—
Non-Cash Financing Activities
Debt related to acquisition of property and equipment	$277,000	$—

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended December 31,			Year Ended December 31,
	2022	2022 On a Constant Currency Basis	2019	2022	2022 On a Constant Currency Basis	2019
Total cruise operating expenses	$1,782,442	$—	$1,481,519	$6,614,336	$—	$6,062,765
Marketing, selling and administrative expenses	444,358	—	414,707	1,582,929	—	1,559,253
Gross Cruise Costs	2,226,800	2,245,145	1,896,226	8,197,265	8,247,096	7,622,018
Less:
Commissions, transportation and other	392,752	—	377,287	1,357,008	—	1,656,297
Onboard and other	146,329	—	129,527	596,554	—	639,782
Net Cruise Costs including other costs	1,687,719	—	1,389,412	6,243,703	—	5,325,939
Less:
Restructuring charges and other initiatives expense (1)	5,177	—	13,707	11,625	—	13,707
Integration costs related to Silversea Cruises acquisition (1)	—	—	—	—	—	862
Transaction costs related to Silversea Cruises acquisition (1)	—	—	—	—	—	1,186
Costs, net of insurance recoveries, related to the Oasis of the Seas incident (2)	—	—	2,932	—	—	14,530
Net Cruise Costs	1,682,542	1,693,131	1,372,773	6,232,078	6,262,111	5,295,654
Less:
Fuel	292,694	—	178,190	1,072,567	—	697,962
Net Cruise Costs excluding Fuel	$1,389,848	$1,400,436	$1,194,583	$5,159,511	$5,189,542	$4,597,692

APCD	11,644,086	11,644,086	10,401,177	41,197,650	41,197,650	41,432,451
Gross Cruise Costs per APCD	$191.24	$192.81	$182.31	$198.97	$200.18	$183.96
Net Cruise Costs per APCD	$144.50	$145.41	$131.98	$151.27	$152.00	$127.81
Net Cruise Costs excluding Fuel per APCD	$119.36	$120.27	$114.85	$125.24	$125.97	$110.97

(1) Included within Marketing, selling and administrative expenses in our consolidated statements of comprehensive loss.
(2) Included within Total cruise operating expenses in our consolidated statements of comprehensive loss.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended
	December 31, 2022	2022 On a Constant Currency Basis	September 30, 2022
Total cruise operating expenses	$1,782,442	$—	$1,956,263
Marketing, selling and administrative expenses	444,358	—	373,116
Gross Cruise Costs	2,226,800	2,227,726	2,329,379
Less:
Commissions, transportation and other	392,752	—	484,054
Onboard and other	146,329	—	220,216
Net Cruise Costs including other costs	1,687,719	—	1,625,109
Less:
Restructuring charges and other initiatives expense (1)	5,177	—	4,573
Net Cruise Costs	1,682,542	1,682,599	1,620,536
Less:
Fuel	292,694	—	316,214
Net Cruise Costs excluding Fuel	$1,389,848	$1,390,019	$1,304,322

APCD	11,644,086	11,644,086	11,564,662
Gross Cruise Costs per APCD	$191.24	$191.32	$201.42
Net Cruise Costs per APCD	$144.50	$144.50	$140.13
Net Cruise Costs excluding Fuel per APCD	$119.36	$119.38	$112.79

(1) Included within Marketing, selling and administrative expenses in our consolidated statements of comprehensive loss.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
EBITDA and Adjusted EBITDA were calculated as follows (in thousands, except APCD and per APCD data):

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Net Loss	$(500,206)	$(1,356,968)	$(2,155,962)	$(5,260,499)
Interest income	(14,092)	(3,456)	(35,857)	(16,773)
Interest expense, net of interest capitalized	431,610	283,767	1,364,162	1,291,753
Depreciation and amortization expenses	360,595	333,366	1,406,689	1,292,878
Income tax (benefit) expense (1)	(362)	(10,910)	4,153	(47,167)
EBITDA	277,545	(754,201)	583,185	(2,739,808)

Other expenses (2)	125,437	57,397	116,223	26,883
Impairment and credit losses	1,146	42,067	562	82,001
Restructuring charges and other initiatives expense	5,177	111	11,625	1,831
Equity investment impairment (3)	—	5,302	—	31,344
Oasis of the Seas incident (4)	—	—	—	(6,584)
Pullmantur reorganization settlement (5)	—	—	—	10,242
Net gain related to the sale of the Azamara brand	—	1,403	—	(3,371)
Adjusted EBITDA	$409,305	$(647,921)	$711,595	$(2,597,462)

APCD	11,644,086	6,800,363	41,197,650	11,767,441
Net Loss per APCD	$(42.96)	$(199.54)	$(52.33)	$(447.04)
Adjusted EBITDA per APCD	$35.15	$(95.28)	$17.27	$(220.73)

(1) Included within Other income (expense) in our consolidated statements of comprehensive loss.
(2) Represents net non-operating income or expense. For 2022, primarily relates to our estimate of amounts that may be payable in connection with the ongoing Havana Docks litigation plus related legal fees and costs. Excludes income tax (benefit) expense, included in the EBITDA calculation above.
(3) Represents equity investment asset impairment, primarily for our investments in TUI Cruises GmbH in 2021 as a result of the impact of COVID-19.
(4) Represents net insurance recoveries related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas.
(5) Represents estimated cash refunds expected to be paid to Pullmantur guests and other expenses incurred as part of the Pullmantur S.A. reorganization.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
EBITDA and Adjusted EBITDA were calculated as follows (in thousands, except APCD and per APCD data):

Year Ended December 31,
2019
Net Income attributable to Royal Caribbean Cruises Ltd.	$1,878,887
Interest income	(26,945)
Interest expense, net of interest capitalized	408,513
Depreciation and amortization expenses	1,245,942
Income tax expense (1)	32,602
EBITDA	3,538,999

Other income (2)	(8,089)
Grand Bahama's drydock write-off and other incidental expenses	20,709
Restructuring charges and other initiatives expense	13,707
Oasis of the Seas incident (3)	14,530
Transaction and integration costs related to the 2018 Silversea acquisition	2,048
Non-controlling interest adjustment (4)	35,965
Adjusted EBITDA	$3,617,869

APCD	41,432,451
Net Income attributable to Royal Caribbean Cruises Ltd. per APCD	$45.35
Adjusted EBITDA per APCD	$87.32

(1) Included within Other income (expense) in our consolidated statements of comprehensive income (loss).
(2) Excludes income tax expense, included in the EBITDA calculation above.
(3) Represents incidental costs, net of insurance recoveries, related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas.
(4) Adjustment made to exclude the impact of the contractual accretion requirements associated with the put option held by Heritage Cruise Holding Ltd.'s (previously known as Silversea Cruises Group Ltd.) noncontrolling interest, which noncontrolling interest we acquired on July 9, 2020.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
	(unaudited)
Adjusted Net Loss and Adjusted Loss per Share were calculated as follows (in thousands, except per share data):

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Net Loss	$(500,206)	$(1,356,968)	$(2,155,962)	$(5,260,499)
Loss on extinguishment of debt	77,361	—	93,810	138,759
Convertible debt amortization of debt discount (1)	—	26,073	—	104,291
Pullmantur reorganization settlement (2)	—	—	—	10,242
Impairment and credit losses	1,146	42,067	562	82,001
Equity investment impairment (3)	—	5,302	—	31,344
Oasis of the Seas incident (4)	—	—	—	(6,584)
Restructuring charges and other initiatives expense	5,177	111	11,625	1,831
Amortization of Silversea Cruises intangible assets related to Silversea Cruises acquisition	1,623	1,623	6,493	6,493
Net gain related to the sale of Azamara brand	—	1,403	—	(3,371)
Net loss related to the elimination of the Silversea Cruises reporting lag (5)	—	62,604	—	62,604
Litigation loss contingency (6)	130,033	—	130,033	—
Adjusted Net Loss	$(284,866)	$(1,217,785)	$(1,913,439)	$(4,832,889)

Loss per Share - Diluted	$(1.96)	$(5.33)	$(8.45)	$(20.89)
Adjusted Loss per Share - Diluted	$(1.12)	$(4.78)	$(7.50)	$(19.19)

Weighted-Average Shares Outstanding - Diluted	255,184	254,792	255,011	251,812

(1) Represents the amortization of non-cash debt discount on our convertible notes.
(2) Represents estimated cash refunds expected to be paid to Pullmantur guests and other expenses incurred as part of the Pullmantur S.A. reorganization.
(3) Represents equity investment asset impairment, primarily for our investments in TUI Cruises GmbH in 2021 as a result of the impact of COVID-19
(4) Amounts include net insurance recoveries related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas.
(5) Represents the net loss related to the elimination of the Silversea Cruises reporting lag in 2021.
(6) Represents our estimate of amounts that may be payable in connection with the ongoing Havana Docks litigation plus related legal fees and costs.

.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Total revenues per PCDs were calculated as follows (in thousands, except PCDs data):

	Quarter Ended December 31,
	2022	2022 On a Constant Currency Basis	2019
Passenger ticket revenues	$1,702,457	$—	$1,784,458
Onboard and other revenues	901,535		732,955
Total revenues	$2,603,992	$2,629,801	$2,517,413

PCDs	11,052,960	11,052,960	11,057,419
Total revenues per PCDs	$235.6	$237.9	$227.7

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Margin Yields, and Net Yields were calculated as follows (in thousands, except APCD and Yields):

	Quarter Ended September 30,			Quarter Ended December 31,
	2022	2022 On a Constant Currency Basis	2019	2022	2022 On a Constant Currency Basis	2019
Total revenues	$2,993,075	$—	$3,186,850	$2,603,992	$—	$2,517,413
Less:
Cruise operating expenses	1,956,263	—	1,623,038	1,782,442	—	1,481,519
Depreciation and amortization expenses	355,085	—	320,295	360,595	—	321,762
Gross Margin	681,727	700,188	1,243,517	460,955	477,156	714,132
Add:
Payroll and related	304,369	—	263,993	306,673	—	280,027
Food	194,966	—	149,621	202,763	—	147,903
Fuel	316,214	—	177,677	292,694	—	178,190
Other operating	436,444	—	342,170	441,231	—	368,585
Depreciation and amortization expenses	355,085	—	320,295	360,595	—	321,762
Adjusted Gross Margin	$2,288,805	$2,311,122	$2,497,273	$2,064,911	$2,083,243	$2,010,599

APCD	11,564,662	11,564,662	10,733,254	11,644,086	11,644,086	10,401,177
Gross Margin Yields	$58.95	$60.55	$115.86	$39.59	$40.98	$68.66
Net Yields	$197.91	$199.84	$232.67	$177.34	$178.91	$193.30